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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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NBTY, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT
for
February 25, 2008
Annual Meeting of Stockholders
of NBTY, Inc.

NBTY, Inc.
90 Orville Drive
Bohemia, New York 11716

January 16, 2008

Dear Stockholder:

        You are cordially invited to attend the 2008 Annual Meeting of Stockholders of NBTY, Inc., to be held February 25, 2008, at 10:00 A.M., local time, at 2100 Smithtown Avenue, Ronkonkoma, New York. On the following pages you will find information about the meeting, together with a Proxy Statement.

        At the meeting, management will review NBTY's operations and discuss the financial statements for the fiscal year ended September 30, 2007, as well as our plans for the future. A question and answer session for stockholders will follow.

        Your vote is important to us. Whether or not you expect to attend in person, we urge you to provide a proxy to vote your shares by submitting your proxy, at your earliest convenience, on the internet, by telephone, or by signing, dating and returning a proxy card. Your prompt vote will help us avoid additional solicitation costs. If you vote by proxy and attend the Annual Meeting, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy at the Annual Meeting and vote your shares in person.

Sincerely,

Scott Rudolph, Chairman of the Board and Chief Executive Officer

NBTY, INC.
90 Orville Drive Bohemia, New York 11716

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

SUMMARY OF PROPOSALS TO BE CONSIDERED BY STOCKHOLDERS

        Notice is hereby given that the 2008 Annual Meeting of Stockholders of NBTY, Inc. (the "Company") will be held at 2100 Smithtown Avenue, Ronkonkoma, New York 11779 on February 25, 2008, at 10:00 A.M., local time, for the following purposes:

  (1)
  to elect each of Scott Rudolph and Peter J. White as a Class II member of the Board of Directors, to serve until the 2011 Annual Meeting of Stockholders and until his successor is duly elected and qualified;

  (2)
  to approve the NBTY, Inc. Executive Bonus Plan;

  (3)
  to ratify the Board of Directors' appointment of PricewaterhouseCoopers LLP as independent registered public accountants to audit the consolidated financial statements of the Company for the fiscal year ending September 30, 2008; and

  (4)
  to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Stockholders who were owners of shares of NBTY, Inc. common stock at the close of business on January 14, 2008 (the "Record Date") may attend and vote at the 2008 Annual Meeting, and may vote by proxy (i) on the internet, (ii) by telephone, or (iii) by signing and dating a proxy card and returning it to the Company.

        This summary is qualified in its entirety by the detailed information contained within the enclosed Proxy Statement.

        We look forward to seeing you at the 2008 Annual Meeting.

Sincerely,

Scott Rudolph Chairman of the Board and Chief Executive Officer

Bohemia, New York
January 16, 2008

NBTY, INC.
90 Orville Drive, Bohemia, New York 11716

PROXY STATEMENT
FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING THE SOLICITATION

        This Proxy Statement is being furnished to all stockholders of record ("Record Holders") as of January 14, 2008 (the "Record Date") of the common stock, par value $0.008 per share (the "Common Stock"), of NBTY, Inc., a Delaware corporation (the "Company," "we" and "our"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the 2008 Annual Meeting of Stockholders to be held February 25, 2008, and at any adjournment thereof (the "Meeting").

        We anticipate distributing proxy materials to our stockholders on or about January 16, 2008. The Company's Annual Report to Stockholders, which includes financial statements for the fiscal year ended September 30, 2007 (the "2007 Fiscal Year"), is available to Record Holders at www.nbty.com by clicking on the proxy link. The Annual Report is not to be regarded as proxy soliciting material.

        We are providing access to our proxy materials over the internet under new rules adopted by the Securities and Exchange Commission ("SEC") in 2007. We are sending a Notice of Availability of Proxy Materials (the "Notice") to our stockholders. All stockholders will have the ability to access the proxy materials on the website identified in the Notice, or to request a printed copy of proxy materials. The Notice provides instructions on how to access the proxy materials over the internet, and how to request a printed copy of our proxy materials. This Proxy Statement, the form of proxy card, the Notice and our Annual Report are available at www.nbty.com by clicking on the proxy link.

        Each stockholder may specify that his or her shares (i) be voted "FOR" the election of the named nominees to the Board with provision to "WITHHOLD AUTHORITY" as to all nominees or any individual nominee; (ii) be voted "FOR," "AGAINST," or "ABSTAIN," from voting with respect to the approval of the Executive Bonus Plan; and (iii) be voted "FOR," "AGAINST," or "ABSTAIN" from voting with respect to the Board's appointment of PricewaterhouseCoopers LLP as independent registered public accountants to audit the consolidated financial statements of the Company for the fiscal year ending September 30, 2008 (the "2008 Fiscal Year"). Except with respect to broker "non-votes," which are explained below, where a proxy is duly submitted but no choice is specified, the shares will be voted (a) "FOR" the election of each named nominee to the Board, (b) "FOR" the approval of the Executive Bonus Plan, and (c) "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accountants for the 2008 Fiscal Year.

        A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal, and has not received instructions from the beneficial owner. Under the General Corporation Law of the State of Delaware, the state in which the Company is incorporated, an abstaining vote or a broker "non-vote" is deemed to be "present" for quorum purposes, but is not deemed to be a "vote cast" at the Meeting. As a result, abstentions and broker "non-votes" are not included in the tabulation of the voting results for the election of Directors, which requires approval of a plurality of the votes cast at the Meeting. "Plurality" means that the individuals who receive the largest number of votes cast "FOR" are elected as Directors. Consequently, any shares not voted (whether by abstention, withholding authority or broker "non-vote") have no impact on the election of Directors.

        Since abstentions and broker "non-votes" are deemed to be "present" for quorum purposes, abstentions and broker "non-votes" will have the same effect as votes "AGAINST" (i) the approval of the Executive Bonus Plan and (ii) the ratification of the Board's appointment of PricewaterhouseCoopers LLP as independent registered public accountants for the 2008 Fiscal Year. Under the Company's Amended and Restated By-Laws (the "By-Laws"), approval of these matters requires a majority vote "FOR" the proposal by the holders of shares of Common Stock present, in person or represented by proxy, at the Meeting (at which a quorum is present). Shares representing a majority of the votes entitled to be cast by the holders of the outstanding shares of Common Stock must be represented in person or by proxy at the Meeting for a quorum to be present.

        All shares entitled to vote and represented by properly executed proxies received before the Meeting which are not revoked, will be voted at the Meeting in accordance with the instructions indicated on those proxies. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. You can revoke your proxy before it is exercised by (i) sending a written notice to our Secretary at our headquarters, (ii) timely delivering a valid, later-dated proxy, or (iii) voting by ballot at the Meeting. Attendance at the Meeting, without further action, will not revoke a proxy.

        If any other matters are properly presented at the Meeting for consideration, including consideration of a motion to adjourn the Meeting to another time or place, the persons acting as proxies will have discretion to vote on those matters in accordance with their best judgment to the same extent as the person giving the proxy would be entitled to vote. The Board selected the persons named as proxies on the Proxy Card. We do not currently anticipate that any other matters will be raised at the Meeting, or that the Meeting will be adjourned.

        The Company had 66,821,939 shares of Common Stock, which were the only outstanding shares of the capital stock of the Company, issued and outstanding on the Record Date. Holders of Common Stock are entitled to one vote for each share owned of record.

        Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held February 25, 2008: This Proxy Statement, our 2007 Annual Report, and the Notice of Annual Meeting of Stockholders are available at www.nbty.com by clicking on the proxy link.

PROPOSAL 1.

ELECTION OF DIRECTORS

        The By-Laws divide the members of the Board into three classes and provide that the number of Directors constituting the Board from time to time shall be fixed and determined by a vote of a majority of the entire Board serving at the time of such vote. As of the date of this Proxy Statement, the Board is comprised of eight members, divided into three classes. Two classes (Class I and Class III) have three members each, and one class (Class II) has two members. The Board has nominated each of Scott Rudolph and Peter J. White for election as a Class II Director.

        Stockholders of the Company do not have cumulative voting rights with respect to the election of Directors. It is the intention of the persons acting as proxies to vote such proxy "FOR" the election of the named nominees for Class II directorships, unless authorization is withheld on the proxy. If any nominee is unable or unwilling to serve as a Director, which is not anticipated, the persons acting as proxies intend to vote for the election of such other persons as they, in their discretion, may choose.

Information as to Director Nominees

        The following table provides information as of January 10, 2008 with respect to each of the Company's Director nominees.

Name and year first became a Director of the Company	Age	Principal occupation during the past five years
CLASS II—Terms for which they are nominated would expire at the 2011 Annual Meeting of Stockholders
Scott Rudolph 1986	50
		The Chairman of the Board and Chief Executive Officer and a more than 5% stockholder of the Company. He served as the Chairman of the Board of Dowling College, Long Island, New York from 1997 through 2000, and currently serves on its Board of Trustees. He joined the Company in 1986. He is the son of Arthur Rudolph.
Peter J. White 2001	53
		President and Chief Executive Officer of I. J. White Corporation, a company based in Farmingdale, New York, engaged in the worldwide engineering and manufacturing of conveying systems for the food industry.

Information as to Directors Continuing in Office

        The following table provides information as of January 10, 2008 with respect to each of the Company's Directors whose terms expire subsequent to the Meeting.

Name and year first became a Director of the Company	Age	Principal occupation during the past five years
CLASS I—Terms Expiring at the 2009 Annual Meeting of Stockholders
Aram G. Garabedian 1971	72
		State Senator of the State of Rhode Island from 2000 to 2002, and a representative in that State's legislature from 1972 through 1978, and again from 1998 through 2000. Cranston City Council President 2005—2008. Since 1986, he has been a real estate property manager and developer in Rhode Island and President of Bliss Properties, Inc. and President of One Financial Center Plaza LLC in Providence Rhode Island. He was associated with the Company and its predecessor, Arco Pharmaceuticals, Inc., for 20 years in a sales capacity and as an officer.
Michael C. Slade 1998	58
		Senior Vice President-Strategic Planning, and Secretary of the Company from 1998 through December 31, 2007. He was the President, Chief Executive Officer and an owner of Nutrition Headquarters Corp. and Nutro Laboratories, Inc. before their acquisition by the Company in 1998. He is a member of the Board of Trustees of the North Shore-LIJ Health System. He is also a member of the Board of Feinstein Institute for Medical Research.
Neil H. Koenig 2005	57
		A partner at Imowitz, Koenig & Co., LLP, a public accounting firm providing services to public and private companies, and member of Real Estate Systems Implementation Group, LLC, a consulting company serving the real estate industry. Since 2002, he has been Chief Financial Officer of Orthometrix, Inc., a public company that manufactures and distributes medical and fitness-related equipment. He is also the Vice President of Guggenheim Structured Real Estate and Square Mile Capital, both of which are private equity real estate funds.

CLASS III—Terms Expiring at the 2010 Annual Meeting of Stockholders
Michael L. Ashner 1998	55
		President and Chief Executive Officer of Winthrop Realty Partners, L.P., a real estate investment and management company, since 1996. Mr. Ashner is also the Chairman and Chief Executive Officer of Winthrop Realty Trust ("WRT") and Executive Chairman of Lexington Realty Trust, Inc. ("Lexington"), two New York Stock Exchange listed real estate investment trusts. Mr. Ashner serves on the Board of Directors of WRT and Lexington.
Glenn Cohen 1988	48	President of 1641 Bellmore Road Corp., a residential/commercial real estate development corporation, and President of Save-on Sprinkler Co., a sprinkler company.
Arthur Rudolph 1971	79	Founded Arco Pharmaceuticals, Inc., the Company's predecessor, in 1960 and founded the Company in 1971. He served as the Company's Chief Executive Officer and Chairman of the Board until his resignation in September 1993. He is the father of Scott Rudolph. He has been a consultant to the Company since 1997.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF SCOTT RUDOLPH AND PETER J. WHITE AS CLASS II DIRECTORS.

Independence of Board Members

        The Board reviews the independence of its members on an annual basis. No Director will be deemed to be independent unless the Board affirmatively determines that the Director in question has no material relationship with the Company, directly or as an officer, stockholder, member or partner of an organization that has a material relationship with the Company. The Board observes all criteria for independence established by the New York Stock Exchange ("NYSE"), where the Common Stock is listed for trading, and other applicable laws and regulations.

        In its annual review of Director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any Director may have with the Company. In making its independence determinations, the Board considered, in particular, the stock ownership of each director, as well as the prior employment relationship between Mr. Garabedian and the Company, which ended in 1987, the interests of Mr. Garabedian's extended family members in a shopping mall in which one Vitamin World Store leases approximately 1,500 square feet of retail space, and the fact that Mr. Garabedian's son-in-law is a sales representative for the Company. The Board determined that each independent Director had no other relationships with the Company outside of his position on the Board. As a result of its annual review, the Board has determined that all the current Directors (and Mr. Daly, who resigned from the Board on February 9, 2007) are independent, with the exception of Messrs. A. Rudolph, S. Rudolph and Slade. Messrs. S. Rudolph and Slade are not independent because they were both executive officers of the Company during the 2007 Fiscal Year. Mr. A. Rudolph is not independent because he is Mr. S. Rudolph's father and because he has a consulting agreement with the Company (described in more detail under "Compensation of Outside Directors" below).

        Following the meetings of the Board, the Company's non-management Directors generally meet without management present. There is no predetermined non-management Director who presides over such meetings. At each meeting, the non-management Directors choose a presiding member for that meeting, based upon the topics to be discussed. "Non-management" Directors are those directors who are not executive officers, and may include Directors who are not considered to be independent under regulations issued by the SEC or the NYSE. The Company's non-management Directors are Messrs. Ashner, Cohen, Garabedian, Koenig and White.

Committees of the Board of Directors

        The Board has four standing committees: (i) an Audit Committee; (ii) a Compensation and Stock Option Committee (the "Compensation Committee"); (iii) a Nominating/Corporate Governance Committee; and (iv) a Strategic Planning Committee.

        The Audit Committee is composed of Michael L. Ashner (Chairman), Neil H. Koenig and Peter J. White. The Audit Committee is charged with assisting the Board in its oversight of: (i) the qualifications, independence and performance of the Company's independent accountants and the performance of the Company's internal auditors and internal audit function; (ii) the integrity of the Company's financial statements and the Company's financial reporting processes and systems of internal control; and (iii) the Company's compliance with legal and regulatory requirements. The Audit Committee provides an avenue of communication among management, the independent accountants, the internal auditors and the Board. In carrying out its responsibilities, the Audit Committee also meets with internal audit staff of the Company and with the independent auditors in executive session, without members of management present. The Audit Committee met six times during the 2007 Fiscal Year. The Board has determined that each member of the Audit Committee is independent, as independence for audit committee members is defined in the NYSE Listed Company Manual and by applicable SEC rules. The Board has further determined that each member of the Audit Committee possesses the financial literacy and experience required by NYSE and the SEC, and that, in addition, Mr. Koenig is an Audit Committee "financial expert," as defined by SEC rules. The Audit Committee's written charter is posted on the Company's web site at www.nbty.com under the link "Corporate Governance." Any stockholder can obtain a printed copy by sending a written request to our Secretary at the Company's headquarters.

        The Compensation Committee is composed of Peter J. White (Chairman), Glenn Cohen and Neil H. Koenig. The Compensation Committee is comprised entirely of independent Directors. The Compensation Committee is charged with assisting the Board in: (i) developing and periodically reviewing compensation policies for the Company, including stock options, restricted stock and similar rewards, consistent with, and linked to, the Company's strategies; (ii) evaluating the performance of the Company's Chief Executive Officer ("CEO") and determining his compensation annually; (iii) recommending the compensation of the Company's other executive officers to the Board annually; (iv) reviewing management's recommendations on executive compensation policies and programs; (v) recommending to the Board the fees of outside directors; (vi) reviewing and approving new Company benefit plans and amendments to existing benefit plans; (vii) approving all equity-based compensation plans; and (viii) reviewing benefit plan administration. The Compensation Committee also will have sole authority to make all determinations under the proposed NBTY, Inc. Executive Bonus Plan. See "Proposal 2" below. The Compensation Committee has the authority to retain and terminate any legal counsel or any compensation or other consultant to be used to assist in the evaluation of Director or executive compensation and has sole authority to approve the consultant's fees or other retention terms. The Compensation Committee met six times during the 2007 Fiscal Year. The Compensation Committee's written charter is posted on the Company's web site at www.nbty.com under the link "Corporate Governance." Any stockholder can obtain a printed copy by sending a written request to our Secretary at the Company's headquarters.

        The Nominating/Corporate Governance Committee is composed of Peter J. White (Chairman), Aram G. Garabedian and Glenn Cohen, each of whom is an independent Director. The Nominating/Corporate Governance Committee is charged with assisting the Board in: (i) establishing criteria for Board membership; (ii) searching for and screening candidates to fill Board vacancies; (iii) recommending an appropriate slate of candidates for election each year; (iv) evaluating the performance of individual directors; (v) assessing the overall performance of the Board; (vi) considering issues regarding the composition and size of the Board; (vii) monitoring a process to assess the Board's effectiveness; and (viii) developing and implementing the Company's Corporate Governance Guidelines. The Nominating/Corporate Governance Committee met once during the 2007 Fiscal Year. The Nominating/Corporate Governance Committee's written charter and the Company's Corporate Governance Guidelines are available on the Company's web site at www.nbty.com under the link "Corporate Governance." Any stockholder can obtain a printed copy by sending a written request to our Secretary at the Company's headquarters.

        Nominees to the Board may be suggested by the Directors, by members of management, or by stockholders. The Company also, in its discretion, may engage a third party to assist in the search for Director candidates. Each of Messrs. Rudolph and White, proposed for election as a Class II Director at the Meeting, currently is serving as a Director.

        The Nominating/Corporate Governance Committee will consider nominations for Board membership by stockholders. Stockholders wishing to nominate Director candidates for consideration may do so by writing to our Secretary at the Company's headquarters, and providing the candidate's name, age, biographical data and qualifications. The Nominating/Corporate Governance Committee will evaluate recommendations that stockholders make in accordance with these procedures in the same manner as other candidates. See "Procedure for Submitting Stockholder Proposals" below for further details regarding how to submit Board nominations. In its assessment of any potential candidate, the Nominating/Corporate Governance Committee will review the nominee's judgment, experience, independence, understanding of the Company's industry and markets or related industries and markets, and any other factors that the Nominating/Corporate Governance Committee believes are pertinent in light of the current needs of the Board. In addition, the Nominating/Corporate Governance Committee will take into account the requirements set forth in the Company's Corporate Governance Guidelines, as well as a nominee's ability to devote the time and effort necessary to fulfill a Director's responsibilities.

        The Strategic Planning Committee is composed of Scott Rudolph (Chairman), Arthur Rudolph, Michael Slade and Aram Garabedian. The Strategic Planning Committee exercises the broad powers and authority the By-Laws grant to this Committee, including evaluating potential acquisitions, exploring new marketing areas and assisting in the formulation of major policy objectives. The Strategic Planning Committee met once during the 2007 Fiscal Year.

        During the 2007 Fiscal Year, the Board convened six meetings. Each Director attended at least 75% of the Board meetings and the meetings of the Committees of which he was a member.

        It is the Company's policy that all Directors attend annual meetings of stockholders. All Directors attended the 2007 Annual Meeting of Stockholders.

Compensation of Outside Directors

        During the 2007 Fiscal Year, each Director (other than Messrs. S. Rudolph and Slade, who were officers of the Company during the 2007 Fiscal Year) earned an annual retainer of $70,000 for services rendered as Directors. In addition, each non-management Director is entitled to reimbursement for out-of-pocket expenses to attend meetings. Mr. Ashner also received an additional $100,000 in connection with services on committees of the Board, including his services as Chairman of the Audit Committee, for a total of $170,000. Mr. Koenig received an additional $50,000 in connection with

Board committee services, for a total of $120,000. Except as described below, the Company does not offer a pension plan or other compensation to its non-management Directors. Any Director who is an officer of the Company does not receive additional compensation for his services as a Director.

        The following table shows the compensation of each non-employee Director for the 2007 Fiscal Year.

Name*	Fees Earned or Paid in Cash($)	Stock Awards($)	All Other Compensation($)		Total($)
Michael L. Ashner	$170,000	—	—		$170,000
Glenn Cohen	70,000	—	—		70,000
Murray Daly**	35,000	—	$35,000	**	70,000
Aram G. Garabedian	70,000	—	—		70,000
Neil H. Koenig	120,000	—	—		120,000
Arthur Rudolph	70,000	—	488,788	***	558,788
Peter J. White	70,000	—	—		70,000

*
See "Executive Compensation" and "Summary Compensation Table" for information regarding compensation for Scott Rudolph and Michael C. Slade.

**
Mr. Daly retired on February 9, 2007. The Company paid this amount to Mr. Daly under the superannuation policy described below.

***
The Company paid this amount to Rudolph Management Associates, Inc. under a consulting agreement described below.

        Effective January 1, 1997, the Company entered into a consulting agreement with Rudolph Management Associates, Inc. for the consulting services of Arthur Rudolph, a Director and founder of the Company. The agreement has been renewed for successive one-year terms and will expire December 31, 2008, unless renewed. The agreement provides for a consulting fee in the annual amount of $450,000 for the period ending December 31, 2008, payable in monthly installments. During the 2007 Fiscal Year, $450,000 was paid to Mr. Rudolph under this consulting agreement. Pursuant to the consulting agreement, Mr. Rudolph will receive certain welfare and fringe benefits provided to other executives of the Company, such as a car allowance (the aggregate value of these welfare and fringe benefits during the 2007 Fiscal Year was $38,788).

        The Company has adopted a mandatory retirement age policy that applies to each member of the Board, other than Mr. A. Rudolph, the Company's founder. Under this superannuation policy, no person who has reached the age of 73 can stand for election to the Board. Each member of the Board who has served on the Board for at least 15 years and who retires from the Board solely as a result of this superannuation policy will continue to receive the annual Board retainer in effect at the time of such director's retirement, until the earlier of the tenth anniversary of the retirement date or his death. Three former directors of the Company (Messrs. Daly, Owen and Sacks) are currently receiving payments under this superannuation policy.

Communication with Directors

        Stockholders and any other interested party wishing to communicate with the Board may do so in one of four ways: in person at the Meeting, by mail, by telephone or via the internet. Any stockholder can mail correspondence to any Director, or the Board as a whole, by addressing it to our Secretary's attention at the Company's headquarters. After the mail is opened and screened for security purposes, it will be logged in, and (other than mail that the Company's chief legal officer determines to be trivial or obscene) then forwarded to the particular Director identified, or the Board as a whole, as requested in the stockholder's correspondence. Trivial items will be delivered to the Directors at the next scheduled Board meeting. Obscene items will not be forwarded.

        Stockholders and any other interested party wishing to communicate only with non-management Directors may do so by calling toll free at 1.866.850.8624 or via the internet at www.reportit.net, in either case using the username "NBTY" and the password "holder." Copies of any such communication will be forwarded to each non-management Director.

Compensation Committee Interlocks and Insider Participation

        As of September 30, 2007, the Compensation Committee consisted of Peter J. White, Neil H. Koenig and Glenn Cohen. Mr. Koenig replaced Murray Daly on the Compensation Committee following Mr. Daly's retirement in February 2007. No member of the Compensation Committee had a relationship during the 2007 Fiscal Year requiring disclosure under Item 404 of Regulation S-K. None of the Company's executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of the Company's Board or Compensation Committee.

PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth the number of shares of Common Stock beneficially owned as of December 17, 2007 by: (i) each Director of the Company, including each nominee for election as a Director; (ii) the executive officers named in the Summary Compensation Table set forth below; (iii) the current Directors and executive officers as a group; (iv) each person or entity known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; and (v) the Company's Retirement Savings and Employees' Stock Ownership Plan (the "ESOP"):

Directors**	Number of Shares Beneficially Owned(a)	Percent of Class(a)
Scott Rudolph(b)	6,162,761	8.9%
Arthur Rudolph(c)	360,392	*
Aram G. Garabedian	3,000	*
Neil H. Koenig	3,500	*
Glenn Cohen	10,000	*
Michael L. Ashner	25,000	*
Michael C. Slade(d)	950,758	1.4%
Peter J. White(e)	2,200	*
Named Executive Officers**
Harvey Kamil(f)	1,594,958	2.4%
William J. Shanahan(g)	141,662	*
James P. Flaherty(h)	48,509	*
Directors and Executive Officers
All Directors and Executive Officers as a group (10 persons)***	9,161,078	13.1%
Other
ESOP(i)	1,664,939	2.4%
Goldman Sachs Asset Management LLP(j) 32 Old Ship New York, NY 10005	3,784,902	5.7%
Aronson Johnson & Ortiz LP(j) 230 S. Broad Street, 20th Floor Philadelphia, PA 19102	3,897,200	5.8%

*
Percentage ownership of less than one percent.
**
The address of all our officers and Directors is the Company's headquarters.
***
Excludes Mr. Shanahan who was not an executive officer on December 17, 2007.
(a)
This column includes shares which Directors, executive officers and certain other holders have the right to acquire within 60 days of December 17, 2007. Except as otherwise indicated, each person and entity has the sole voting and investment power with respect to the shares set forth in the table.
(b)
Includes (i) options to purchase 2,810,000 shares of Common Stock which are presently exercisable and (ii) 63,175 shares of Common Stock held in the ESOP.
(c)
Includes (i) 40,000 shares of Common Stock owned by Mr. Rudolph's wife, as to which Mr. Rudolph disclaims beneficial ownership, and (ii) options to purchase 60,000 shares of Common Stock which are presently exercisable.
(d)
Includes (i) 419,147 shares of Common Stock held in a trust for the benefit of Mr. Slade's wife, as to which Mr. Slade disclaims beneficial ownership and (ii) 2,930 shares of Common Stock held in the ESOP. Mr. Slade retired from his offices as Senior Vice President and Secretary of the Company on December 31, 2007. Mr. Slade continues to serve on the Board.
(e)
Includes 200 shares of Common Stock owned by Mr. White's wife, as to which Mr. White disclaims beneficial ownership.
(f)
Includes (i) options to purchase 425,000 shares of Common Stock which are presently exercisable, (ii) 193,621 shares held in a trust for the benefit of Mr. Kamil's children, as to which Mr. Kamil disclaims beneficial ownership, and (iii) 90,303 shares of Common Stock held in the ESOP.
(g)
Includes 47,146 shares of Common Stock held in the ESOP. Mr. Shanahan retired from the Company on August 30, 2007.
(h)
Includes 47,545 shares of Common Stock held in the ESOP.
(i)
Excludes shares of Common Stock beneficially owned by the directors and named executive officers through the ESOP. Fidelity Management Trust Company is the Trustee for the ESOP.
(j)
Based on its beneficial ownership report on Schedule 13G, filed in February 2007.

EXECUTIVE COMPENSATION

        This Proxy Statement is the first one that the Company has provided under the new rules that the SEC issued governing the disclosure of compensation of executives and directors. Therefore, the sections that follow differ in some important respects from the compensation disclosure in our 2006 annual proxy statement and earlier proxy statements. In accordance with those rules, unless otherwise noted, only compensation for the 2007 Fiscal Year is presented in this Proxy Statement.

Report of the Compensation Committee

        The Compensation Committee of the Board reviewed and discussed the following Compensation Discussion and Analysis with management of the Company. Based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee
Peter J. White (Chairman) Glenn Cohen Neil H. Koenig

Compensation Discussion and Analysis

Overview

        This Compensation Discussion and Analysis ("CD&A") describes the material elements of compensation paid to our named executive officers as well as the objectives and material factors underlying our compensation policies and decisions. This CD&A provides context for the compensation disclosures in the following tables and related discussions. The Compensation Committee oversees our executive compensation program. When we refer to the "named executive officers," we are referring to the individuals listed in the Summary Compensation Table on page 17 of this Proxy Statement.

Compensation Philosophy and Objectives

        The primary goal of our executive compensation program is to maximize corporate performance and create value for our stockholders. We believe our named executive officers are crucial to the success of our financial operations, as well as to the enhancement of our strategic and tactical position. Accordingly, the Compensation Committee, which recommends executive compensation to the Board, sets compensation to attract, retain and motivate talented individuals, and to reward those individuals for their performance and for their contributions to the Company's performance. In addition, the Compensation Committee considers factors such as the executive's level of responsibility, experience, tenure, and other internal factors and considerations relating to overall Company performance and key strategic initiatives and the executive's contribution to that performance and those initiatives, as viewed by the Compensation Committee in its discretion. The Compensation Committee also considers compensation at other companies of similar size in the same or similar industries, and from time to time, relies on compensation consultants to provide market information for such similar companies. The mix of variables and the relative weight of the variables, varies from year to year, based on the Company's goals, strategies and performance.

Compensation Committee Responsibilities

        The Compensation Committee is comprised entirely of independent Directors, and, among other things, is charged with assisting the Board in evaluating the performance of the Company's named executive officers and in recommending their compensation annually. The Compensation Committee's written charter is posted on the Company's web site at www.nbty.com under the link "Corporate Governance." In addition, a summary of the Compensation Committee's role and responsibilities is provided under "Proposal 1. Election of Directors, Committees of the Board of Directors."

Role of Chief Executive Officer in Compensation Decisions

        All independent Directors who are not members of the Compensation Committee may attend, but not vote at, meetings of the Compensation Committee, subject to the Compensation Committee's right to exclude any person whose presence the Compensation Committee considers inappropriate. Further, the Compensation Committee may invite any director, member of management or any other person it deems appropriate to carry out its responsibilities. Our CEO's insight into the performance of the Company and of our named executive officers plays an important role in the Compensation Committee's compensation recommendations. From time to time, at the invitation of the Compensation Committee, our CEO attends portions of meetings of the Compensation Committee, except those that address his own compensation, and communicates to the Compensation Committee his views with respect to the Company's overall performance as well as his assessment of the individual performance of our named executive officers. The Compensation Committee considers these evaluations and recommendations by our CEO in determining the overall compensation for our named executive officers.

        In addition, the Compensation Committee takes any familial or other relationship between the CEO and any executive into account when evaluating the CEO's recommendations. No named executive officer had any such relationship with Mr. Rudolph in the 2007 Fiscal Year. However, Hans Lindgren, who became Senior Vice President—Operations and Corporate Secretary on January 1, 2008 is Mr. Rudolph's brother-in-law. The Compensation Committee will evaluate Mr. Rudolph's recommendations regarding the compensation to be paid to Mr. Lindgren in light of this familial relationship.

        Historically, the Compensation Committee has given substantial weight to our CEO's recommendations, but the Compensation Committee reserves the right to modify or reject any such recommendation.

Compensation Determinations

        The Compensation Committee generally employs a three-step analysis to determine compensation. First, the Compensation Committee considers the Company's overall financial and operating performance during the period, as well as achievement of strategic and tactical goals. The actual measures of such performance evaluated may vary from year to year, depending on the Company's circumstances, and are not set in advance. Some of the performance criteria that the Compensation Committee has used in the past to evaluate the Company's overall performance included net sales, EBITDA, net income and gross margins.

        The Compensation Committee next evaluates the individual's contribution to the Company's financial and operational achievements, both in terms of the Company's needs during the period and the individual's performance. The Compensation Committee considers the executive's opportunity to contribute to the Company's overall performance, his relative responsibilities and challenges during the period being evaluated, and how well the executive met the challenges. The Compensation Committee also considers the individual's potential for future contributions to the Company's long-term success. The Compensation Committee also evaluates qualitative factors relating to the individual's experience, management and leadership abilities and his resulting performance.

        Finally, the Compensation Committee considers the market for the executive talent that the Company needs to achieve its goals. The Compensation Committee tries to set base salary at levels that generally are competitive within the nutritional supplement industry and that take into account the range of practices for other similarly-sized companies. The Compensation Committee evaluates available survey and proxy statement data and may consult compensation consultants, as needed. In addition, base salaries reflect the Company's operating philosophy, strategic direction and cost-conscious orientation.

Elements of our Compensation Program

        During the 2007 Fiscal Year, total compensation for our named executive officers consisted of the following components:

  •
  base salary,

  •
  cash bonuses,

  •
  participation in our ESOP and 401(k) plan, and

  •
  limited personal benefits.

        The following discussion sets out why the Compensation Committee chose certain elements of compensation and not others, how the amount of each element was determined, and how these decisions reflect this Committee's philosophy and objectives.

        Base Salary.    We believe an appropriate and competitive base salary is a necessary element to attracting and maintaining our executive officers. In determining base salary, the Compensation Committee seeks to fairly compensate each executive and to provide each executive with a reasonable level of security. The Compensation Committee considers the responsibilities of each position and the skill and experience it requires, and the evaluations and performance reviews of the CEO. In the 2007 Fiscal Year, the Compensation Committee did not substantially increase the base salary of any named executive officers. The salary increases for the CEO and the President/CFO were the modest cost-of-living increases required under the terms of their employment agreements in effect at the time. Mr. Slade's base compensation remained unchanged. Messrs. Flaherty and Shanahan each received slightly more than a 3% increase in base salary, reflecting, in part, inflation in the Long Island area during the relevant period.

        The following table sets forth base salaries for our named executive officers (and the applicable percentage increase rates) for the 2007 Fiscal Year compared to those for the fiscal year ended September 30, 2006 (the "2006 Fiscal Year"). Base salary increases for the 2007 Fiscal Year were effective January 1, 2007 for Messrs. Rudolph and Kamil, and February 26, 2007 for the other named executive officers.

Named Executive Officer	2006 Base Salary ($)	2007 Base Salary($)		% Increase
Scott Rudolph	828,976	853,391		2.9
Harvey Kamil	465,548	477,899		2.7
Michael Slade*	353,100	353,100		—
James Flaherty	269,129	277,725		3.1
William Shanahan**	235,524	246,170	**	3.1	**

*
Mr. Slade retired from his office as Senior Vice President and Secretary of the Company on December 31, 2007. Mr. Slade continues to serve on the Board.

**
Mr. Shanahan's base salary was increased, effective February 26, 2007, by 3.1% from $235,524 to $246,170. However, because Mr. Shanahan retired from his office as Vice President, Information Technology, of the Company on August 30, 2007, the total base salary paid to him in the 2007 Fiscal Year was $229,881.

        Cash Bonuses.    We believe that annual cash bonuses reward our executives for their individual performance and their contribution to the Company's performance, and effectively motivate them to advance the Company's goals. The Company's overall performance and increased shareholder value is the first and most important element considered in the determination of cash bonuses. If the Company's overall performance for a given year is poor, then, in most instances, the individual cash bonuses for that year will be substantially lower than in years where the Company's performance is excellent, regardless, for the most part, of how well the individual performed during this period. The next most important factor is the executive's performance in terms of his individual business line's role in the Company and that executive's contribution to the success of that business line. In addition, we consider other factors such as tenure with the Company, level of responsibility undertaken and potential for future contributions. In the past, we have not set specific targets for the Company's performance or individual accomplishments and we have not pre-assigned greater weight to any one factor as compared to others. Rather, the Compensation Committee evaluated the Company's results and each executive's performance at the close of the fiscal year, in light of what events and factors proved significant during that fiscal year. While this method may not provide our executives with precise and predetermined criteria of what the Company expects from them, this flexibility permits the Compensation Committee to make its determinations regarding the relative importance of the applicable factors with a better understanding of what led to the increase in shareholder value and maximized performance.

        The following table sets forth annual bonuses paid to the Company's named executive officers in February 2007, which were based on 2006 Fiscal Year performance.

Named Executive Officer	Bonus Paid in 2007 (based on 2006 Fiscal Year Performance)($)
Scott Rudolph	1,250,000
Harvey Kamil	650,000
Michael Slade*	100,000
James Flaherty	155,000
William Shanahan**	160,000

*
Mr. Slade retired from his office as Senior Vice President and Secretary of the Company on December 31, 2007. Mr. Slade continues to serve on the Board.

**
Mr. Shanahan retired from his office as Vice President, Information Technology, of the Company on August 30, 2007.

        The Company's performance improved significantly during the 2006 Fiscal Year. Net sales increased 8%, from approximately $1.7 billion to approximately $1.9 billion. Income from operations increased 27%, from approximately $137.7 million to approximately $175.2 million. Net income increased 43%, from approximately $78.1 million to approximately $111.8 million, and net income as a percentage of sales increased from 4.5% to 5.9%. In addition to these financial factors, during the 2006 Fiscal Year, the Company achieved a number of significant goals, including the execution of a purchase agreement for the Ester C brand, the expansion of the Company's international operations, and increases in the Company's overall efficiency. The Compensation Committee included these and other factors in its determination of the cash bonuses paid in February 2007.

        We expect annual bonuses (if any) based on 2007 Fiscal Year performance to be determined during the second fiscal quarter of 2008, in keeping with our past practices. Such bonuses, once determined, will be reported in a Current Report on Form 8-K. Although the Compensation Committee determines bonus amounts for Messrs. Rudolph and Kamil, the employment agreements in effect for the 2007 Fiscal Year required that their bonuses be in amounts not less than 50% of their base salary for that year, or at least $426,695 for Mr. Rudolph and at least $238,949 for Mr. Kamil.

        Under Section 162(m) of the Internal Revenue Code (the "Code"), the compensation paid to named executive officers in a given year is not deductible to the extent it exceeds $1 million, unless and except to the extent that it qualifies as "performance-based" compensation under the Code and applicable regulations. The annual bonuses paid to the Company's named executive officers in February 2007, although based on performance, were discretionary in nature. As a result, due to the application of Code Section 162(m), a portion of the discretionary annual bonus compensation paid to our CEO and to our President/CFO in February 2007 may be non-deductible. Code Section 162(m) should not impact the deductibility of the annual bonuses paid to the Company's other named executive officers in February 2007. Similarly, due to the application of Code Section 162(m), a portion of discretionary annual bonuses that may be paid during the second fiscal quarter of 2008 may be non-deductible.

        In Proposal 2 of this Proxy Statement, we are asking our stockholders to approve the NBTY, Inc. Executive Bonus Plan, which, if approved, will be a vehicle for the payment of annual cash bonus compensation for the 2008 Fiscal Year and subsequent fiscal years that should qualify as "performance-based" compensation under Code Section 162(m) and should be deductible by the Company.

        Retirement Plans.    Our executive officers participate in the same retirement plans on the same terms as provided to most of our salaried employees. These plans consist of a 401(k) savings plan and the ESOP. The 401(k) plan permits participants to make pre-tax salary contributions up to the maximum amount permitted under the Code, and the Company makes a 100% matching contribution up to the first 2% of the participant's compensation. From time to time, the Company contributes shares of Common Stock to the ESOP, which are allocated among participants based upon their relative compensation for the year.

        Perquisites.    We provide a limited number of perquisites, without tax gross-ups, to our executive officers. One such perquisite is a split dollar life insurance arrangement pursuant to which certain executives are entitled to payments upon retirement on or after age 65 or death. See "Nonqualified Deferred Compensation Life Insurance Agreements" below. The Summary Compensation Table contains an itemized disclosure of certain perquisites to named executives.

        Other Benefits.    We also provide certain benefits to substantially all salaried employees. These include health and welfare benefits, disability and life insurance, education and tuition reimbursement and an employee assistance program.

        Equity-Based Awards.    As discussed under "Use of Compensation Consultants" below, the Compensation Committee considers the appropriateness of stock-based incentive awards on an annual basis. However, no stock-based incentive award grants were made to any named executive officers during the 2007 Fiscal Year or the prior fiscal year because the Compensation Committee determined that these grants were not necessary at that time, and that our executives would be properly motivated with cash bonuses.

Actions Taken in the 2008 Fiscal Year

        Following the end of the 2007 Fiscal Year, at its December 19, 2007 meeting, upon the recommendation of the Compensation Committee, the Board approved the adoption of the NBTY, Inc., Executive Bonus Plan (the "Plan"), subject to approval of our stockholders at the Meeting. The Compensation Committee established performance goals for the 2008 Fiscal Year and designated Messrs. Rudolph and Kamil as participants in the Plan for such period. The maximum bonus payable under the Plan upon achievement of the performance goals will be 200% of a participant's annual base salary on October 1, 2007, and the Compensation Committee has discretion to reduce the bonus payable under the Plan to take into account additional factors that the Compensation

Committee determines to be appropriate. The target bonus will be 100% of the participant's annual base salary on October 1, 2007.

Employment Agreements

        The Company entered into an employment agreement with each of Scott Rudolph (the "Expired Rudolph Agreement") and Harvey Kamil (the "Expired Kamil Agreement"), each effective October 1, 2002. Under the Expired Rudolph Agreement, Mr. Rudolph served as Chairman of the Board and CEO of the Company. Under the Expired Kamil Agreement, Mr. Kamil served as President/CFO of the Company. The term of each expired agreement was five years, subject to automatic one-year extensions, unless either party provided specified notice to the contrary. Mr. Rudolph and Mr. Kamil each tendered a notice of non-renewal. As a result the Expired Rudolph Agreement and the Expired Kamil Agreement both expired September 30, 2007. However, Mr. Rudolph remains actively employed as our CEO, and Mr. Kamil remains actively employed as our President/CFO. New employment agreements for Messrs. Rudolph and Kamil are being negotiated. During the current employment agreement negotiations, the Compensation Committee also has met with the CEO and the President/CFO in person and spoken with them by telephone. We anticipate that the new employment agreements will be substantially similar in many respects to the expired employment agreements. For a discussion of amounts payable to each of these executives under their respective now-expired agreements in the event their employment were terminated, see "Potential Payments upon Termination or Change of Control" below.

Use of Compensation Consultants

        From time to time, on an as-needed basis, the Compensation Committee has sought information and advice regarding executive compensation market practices from outside independent advisors, including Brian Foley & Company, Inc. ("BFC"). BFC is an independent executive compensation consulting firm that has acted, from time to time, as an independent advisor to the Compensation Committee on selected executive compensation matters since 2005. In addition to BFC, the Compensation Committee also consults with outside legal counsel in finalizing compensation decisions.

        Review of Senior Officer Employment Agreements.    As discussed under "Employment Agreements" above, in August 2007, Mr. Rudolph, the Company's CEO, and Mr. Kamil, the Company's President/CFO, notified the Company that their then existing employment agreements would not be renewed. Accordingly, those agreements expired according to their stated terms as of September 30, 2007. The Compensation Committee and these executives currently are negotiating new employment agreements.

        The Compensation Committee engaged BFC to assist the Compensation Committee in its consideration of these new employment agreements. Specifically, the Compensation Committee engaged BFC in August 2007 to (i) review the expiring employment agreements for each executive, and (ii) recommend various key terms of possible new employment agreements, in each case taking into account general market practices and best practices. The Compensation Committee also has retained outside legal and tax counsel for advice on these matters.

        At the Compensation Committee's request, BFC also reviewed the level and mix of cash compensation for Messrs. Rudolph and Kamil under the expiring agreements, and provided the Compensation Committee with general background information as to how the level and mix of cash compensation compared to then current market practices for comparable executives elsewhere. As discussed in greater detail below, that review took into account then current survey data for various groups of similarly-sized companies (based on annual revenues), and then available proxy disclosure and other SEC filing data for certain selected similarly-sized publicly traded companies (based on revenues and also taking into account reported net income). In Mr. Rudolph's case, the survey and proxy data looked at other CEOs. In Mr. Kamil's case, the survey and proxy data looked at individuals whose title was President (but not CEO), Chief Operating Officer, Chief Financial Officer, or some combination of those titles.

        The data presented to the Compensation Committee included various cross-industry data segments, such as manufacturing companies and non-durable goods manufacturing companies, as well as data for food and similar product companies and retail companies. This information included data on the 25th percentile, median and 75th percentile numbers for annual revenues, base salary, and total annual cash compensation, as well as data on target bonuses and actual annual bonuses paid. The data also included estimates regarding the expected value of long-term incentives, and resulting levels of total direct compensation.

        The proxy information and other SEC filing data reviewed in 2007 focused on compensation data for CEOs, Presidents, Chief Operating Officers and Chief Financial Officers at two primary competitors (General Nutrition Centers, Inc. and Perrigo Company), and at the following sampling of 18 other roughly similarly-sized or otherwise roughly comparable companies (with annual revenues ranging from approximately $1.1 billion to approximately $2.7 billion):

ACCO Brands Corporation	The J.M. Smucker Company
Barr Pharmaceuticals, Inc.	McCormick & Company, Incorporated
Central Garden & Pet Company	Mylan Inc.
Church & Dwight Co., Inc.	Nu Skin Enterprises, Inc.
Corn Products International	Ralcorp Holdings, Inc.
Cott Corporation	Spectrum Brands Corporation
Flowers Foods, Inc.	The Scotts Miracle-Gro Company
Herbalife LTD	Tupperware Brands Corporation
International Flavors & Fragrances Inc.	Watson Pharmaceuticals, Inc.

        The data for these companies included annual revenue and net income information, and various data on base salary levels, target and maximum annual bonus opportunities, target annual cash compensation levels, and actual recent total annual cash compensation levels, as well as the estimated value of recent long-term incentive compensation opportunities.

        At the Compensation Committee's request, BFC also provided the Compensation Committee with BFC's preliminary suggestions regarding various possible factors and criteria that the Compensation Committee might wish to consider in evaluating the Company's financial, strategic and tactical performance for the 2007 Fiscal Year, and assessing and rewarding the individual contributions made by the CEO and the President/CFO to such performance.

        The Compensation Committee intends to consider the survey and proxy data information described above when making its determinations with respect to the size of any annual bonus awards for named executive officers for the 2007 Fiscal Year. The Compensation Committee expects to determine the annual bonus awards for the 2007 Fiscal Year during the second fiscal quarter of 2008. However, as discussed elsewhere in this CD&A, the Compensation Committee expects that annual bonus determinations for the 2007 Fiscal Year will be driven primarily by internal factors and considerations relating to overall Company performance, key strategic initiatives and relative individual contribution, as viewed by the Compensation Committee in its discretion, rather than by external market pay levels.

        The Compensation Committee also will consider the survey and proxy data in evaluating proposed provisions for the employment agreements currently being negotiated with Messrs. Rudolph and Kamil.

        Review of Other Matters.    In September and October 2007, BFC discussed other matters with the Compensation Committee, including the possible adoption of a Code Section 162(m) compliant senior executive officer annual bonus plan along the lines of the Executive Bonus Plan and the possible amendment of the Company's current stock option plan to permit grants of other types of equity-based awards, including restricted stock or restricted stock unit awards. See "Actions Taken in 2008 Fiscal Year" above. The Compensation Committee decided to consider the possible adoption of an amendment to the Company's current stock option plan at a later date. In September and October 2006, BFC also provided the Compensation Committee with information and advice regarding then current market practices with respect to the levels and mix of cash-based and stock-based non-employee director compensation.

SUMMARY COMPENSATION TABLE

        The following table sets forth information concerning total compensation earned or paid to the CEO, the President/CFO and the other most highly compensated executive officers of the Company who served in such capacities as of September 30, 2007 for services rendered to the Company during the 2007 Fiscal Year. The table also sets forth total compensation paid to William Shanahan, our former Vice President, Information Technology, who retired August 30, 2007.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Award ($)	Option Award ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Scott Rudolph Chairman of the Board and Chief Executive Officer	2007	$853,391	$1,250,000	$—	$—	$—	$—	$93,099	(2)	$2,196,490
Harvey Kamil President and Chief Financial Officer	2007	477,899	650,000	—	—	—	—	43,349	(3)	1,171,248
Michael C. Slade* Senior Vice President and Director	2007	353,100	100,000	—	—	—	—	20,781	(4)	473,881
James Flaherty Sr. Vice President Marketing	2007	277,725	155,000	—	—	—	—	20,781	(4)	453,506
William Shanahan** Former V.P., Information Technology	2007	229,881	160,000	—	—	—	—	20,781	(4)	410,662

*
Mr. Slade retired from his office as Senior Vice President of the Company on December 31, 2007. Mr. Slade continues to serve on the Board.

**
Mr. Shanahan retired from his office as Vice President, Information Technology, of the Company on August 30, 2007. Mr. Shanahan has served as a consultant to the Company since his retirement under a consulting agreement with the Company. No amounts were paid under that consulting agreement during the 2007 Fiscal Year.

(1)
Bonus amounts shown are the bonuses paid during the 2007 Fiscal Year for services rendered during the 2006 Fiscal Year. The bonuses, if any, for performance during the 2007 Fiscal Year have not yet been determined or paid. The Company expects such bonuses, if any, to be determined during the second fiscal quarter of 2008, and the Company will report those amounts on a Current Report on Form 8-K at that time.

(2)
Includes $36,371 related to the use and maintenance of corporate aircraft (calculated on the basis of the incremental cost of such use to the Company), a $23,000 car allowance and amounts contributed by the Company to the ESOP, the Company's matching contribution under the 401(k) plan, and the Company's payment of life insurance premiums as described under "Nonqualified Deferred Compensation Life Insurance Agreements" below.

(3)
Includes an $18,655 car allowance and amounts contributed by the Company to the ESOP, the Company's matching contribution under the 401(k) plan, and the Company's payment of life insurance premiums as described under "Nonqualified Deferred Compensation Life Insurance Agreements" below.

(4)
Represents a car allowance and amounts contributed by the Company to the ESOP, the Company's matching contribution under the 401(k) plan, and the Company's payment of life insurance premiums as described under "Nonqualified Deferred Compensation Life Insurance Agreements" below.

Grants of Plan-Based Awards

        The Company did not make any grants of equity-based awards during the 2007 Fiscal Year.

Outstanding Equity Awards at Fiscal Year-End

        The following table shows the outstanding equity-based awards that were held by our named executive officers as of September 30, 2007.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Options(#) Unexercisable	Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Scott Rudolph(1)	1,050,000 260,000 1,000,000 500,000	— — — —	— — — —	$ $ $ $	6.1860 4.7500 5.8750 5.4687	10/21/2008 4/28/2009 8/9/2010 2/1/2011	— — — —	— — — —	— — — —	— — — —
Harvey Kamil(2)	68,285 250,000 106,715	— — —	— — —	$ $ $	5.6250 5.8750 5.4687	10/21/2008 8/9/2010 2/1/2011	— — —	— — —	— — —	— — —
Michael C. Slade*	—	—	—		—	—	—	—	—	—
James Flaherty	—	—	—		—	—	—	—	—	—
William Shanahan**	—	—	—		—	—	—	—	—	—

*
Mr. Slade retired from his office as Senior Vice President and Secretary of the Company on December 31, 2007. Mr. Slade continues to serve on the Board.

**
Mr. Shanahan retired from his office as Vice President, Information Technology, of the Company on August 30, 2007.

(1)
The aggregate in-the-money value of Mr. Rudolph's options as of September 30, 2007 (based on the closing price of $40.60 per share of Common Stock on that date) was $97,746,350.

(2)
The aggregate in-the-money value of Mr. Kamil's options as of September 30, 2007 (based on the closing price of $40.60 per share of Common Stock on that date) was $14,818,555.

Option Exercises and Stock Vested

        The following table gives information for options exercised in the 2007 Fiscal Year and stock awards that vested in the 2007 Fiscal Year for our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Scott Rudolph	—	—	—	—
Harvey Kamil	—	—	—	—
Michael C. Slade*	100,000	$2,914,941	—	—
James Flaherty	—	—	—	—
William Shanahan**	70,000	$2,753,780	—	—

*
Mr. Slade retired from his office as Senior Vice President and Secretary of the Company on December 31, 2007. Mr. Slade continues to serve on the Board.

**
Mr. Shanahan retired from his office as Vice President, Information Technology, of the Company on August 30, 2007.

Pension Benefits

        The Company does not maintain any tax-qualified defined benefit pension plans or supplemental executive retirement plans.

Nonqualified Deferred Compensation Life Insurance Agreements

        The Company does not have traditional nonqualified deferred compensation arrangements with its executive officers. However, the Company has entered into deferred compensation life insurance agreements with certain employees, including each named executive officer. Each agreement requires the Company to maintain a variable life insurance policy on the life of the officer.

        Upon retirement on or after age 65, each agreement currently provides that the officer will be entitled to receive the cash surrender value of the insurance policy maintained on his life, to be paid over a period not to exceed 10 years. The cash surrender value of the policy will vary over time.

        If the officer dies while employed by the Company, or retires and subsequently dies before receiving all the post-retirement payments, the officer's beneficiary will be entitled to receive a lump sum payment equal to the death benefit under the insurance policy in full discharge of all the Company's obligations under the deferred compensation agreement.

        If the officer's employment with the Company is terminated involuntarily due to a permanent disability (as defined in the relevant deferred compensation life insurance agreement) before the officer's voluntary retirement from the Company, the officer will be entitled to receive a lump sum payment equal to the cash surrender value of the insurance policy in full discharge of all the Company's obligations under the deferred compensation agreement.

        The officer will not be entitled to any benefits under the deferred compensation agreement if his employment with the Company is terminated under circumstances other than as described above.

        As of September 30, 2007 and September 30, 2006, the cash surrender value and death benefit under the variable life insurance policies maintained by the Company in connection with these agreements were as follows:

	September 30, 2006	September 30, 2007
Named Executive Officer	Cash Surrender Value	Cash Surrender Value	Death Benefit
Scott Rudolph	$276,714	$341,933	$2,500,000
Harvey Kamil	164,628	199,932	810,000
Michael C. Slade*	34,067	49,061	200,000
James P. Flaherty	79,792	98,121	375,000
William J. Shanahan**	94,592	N/A	N/A

*
Mr. Slade retired from his office as Senior Vice President and Secretary of the Company on December 31, 2007, before reaching the age of 65. Accordingly, Mr. Slade will not receive the cash surrender value of the life insurance policy.

**
Mr. Shanahan retired from his office as Vice President, Information Technology, of the Company on August 30, 2007, before reaching the age of 65. Accordingly, Mr. Shanahan did not receive the cash surrender value of the life insurance policy.

        Section 409A of the Code imposes additional tax and interest on deferred compensation arrangements that do not satisfy its requirements. These agreements will be amended to comply with final regulations implementing Section 409A no later than December 31, 2008 or such other deadline that may be established by the Internal Revenue Service.

Potential Payments upon Termination or Change of Control

        With the exception of Messrs. Rudolph and Kamil, all our executive officers are employed at-will, without employment agreements or severance or change of control agreements. As noted above, although the Company's agreements with Mr. Rudolph and Mr. Kamil expired by their terms on September 30, 2007, Mr. Rudolph and Mr. Kamil remain actively employed by the Company and new agreements are being negotiated. Set forth below is an outline of what amounts would be due to

Mr. Rudolph and Mr. Kamil if that executive's employment with the Company ended on September 30, 2007 under the expired employment agreements.

        Scott Rudolph.    If Mr. Rudolph terminated his employment in the event of a material breach by the Company or for other "good reason" (as defined in the Expired Rudolph Agreement) on September 30, 2007, or if the Company terminated Mr. Rudolph's employment without "cause" (as defined in the Expired Rudolph Agreement) on that date, then (i) Mr. Rudolph would have been entitled to receive a lump sum payment equal to $6,310,172 (which is equal to three times the sum of (x) his base salary of $853,391 plus (y) the annual bonus Mr. Rudolph received with respect to the year preceding such termination of $1,250,000), (ii) Mr. Rudolph would have been entitled to the continuation of his welfare benefits for three years; (iii) all of his outstanding equity incentive awards (including stock options) would have vested immediately and remained exercisable for a period of one year following the date of such termination, or, if earlier, until the end of the option term (which would not have added any value on September 30, 2007 because all Mr. Rudolph's options were already exercisable on that date regardless of this provision); and (iv) if a subsequent Change of Control (as defined in the Expired Rudolph Agreement) occurred and the severance payments were subject to the excise tax ("Excise Tax") imposed under Section 4999 of the Code, he would have been entitled to a gross-up payment for such Excise Tax. (For purposes of this paragraph, the Company has assumed that the termination of the executive's employment was not in connection with a Change of Control and, accordingly, no gross-up payment for the Excise Tax would be triggered as a result of the receipt of the foregoing severance benefits. A description of the severance benefits that would have been payable upon a termination of employment following a Change of Control is set forth in the next paragraph).

        If a Change of Control occurred on September 30, 2007, and a termination of Mr. Rudolph's employment by the Company without "cause" or as a result of Mr. Rudolph's resignation for "good reason" occurred on that date (i) Mr. Rudolph would have been entitled to receive a lump sum payment of $4,759,547 (which is 2.99 times the average compensation Mr. Rudolph received during the five years immediately preceding such termination of $1,591,822); (ii) all his outstanding equity incentive awards (including stock options) would have vested (which would not have added any value on September 30, 2007 because all Mr. Rudolph's options were already exercisable on that date regardless of this provision); (iii) he would have had the right to receive a cash payment equal to the "spread" on all outstanding stock options (see "—Outstanding Equity Awards at Fiscal Year End"); and (iv) he would have been entitled to a payment sufficient to offset the effects of any Excise Tax (which would have been $0 because Mr. Rudolph would not have been subject to such Excise Tax).

        Harvey Kamil.    If Mr. Kamil terminated his employment in the event of a material breach by the Company or for other "good reason" (as defined in the Expired Kamil Agreement) on September 30, 2007, or if the Company terminated Mr. Kamil's employment without "cause" (as defined in the Expired Kamil Agreement) on that date, (i) Mr. Kamil would have been entitled to receive a lump sum payment equal to $3,383,696 (which is equal to three times the sum of (x) his base salary of $477,899 plus (y) the annual bonus Mr. Kamil received with respect to the year preceding such termination $650,000); (ii) Mr. Kamil would have been entitled to the continuation of his welfare benefits for three years; (iii) all his outstanding equity incentive awards (including stock options) would have vested immediately and remained exercisable until September 30, 2008, or, if earlier, until the end of the option term (which would not have added any value on September 30, 2007 because all Mr. Kamil's options were already exercisable on that date regardless of this provision); and (iv) if a subsequent Change of Control (as defined in the Expired Kamil Agreement) occurred and the severance payments were subject to an Excise Tax, he would have been entitled to a gross-up payment for such Excise Tax. (For purposes of this paragraph, the Company has assumed that the termination of the executive's employment was not in connection with a Change of Control and, accordingly, no gross-up payment for the Excise Tax would be triggered as a result of the receipt of the foregoing severance benefits. A description of the severance benefits that would have been payable upon a termination of employment following a Change of Control is set forth in the next paragraph).

        If a Change of Control occurred on September 30, 2007, and a termination of Mr. Kamil's employment by the Company without "cause" or as a result of Mr. Kamil's resignation for "good reason" occurred on that date, (i) Mr. Kamil would have been entitled to receive a lump sum payment of $2,617,096 (which is 2.99 times the average compensation Mr. Kamil received during the five years immediately preceding such termination of $875,283); (ii) all his outstanding equity incentive awards (including stock options) would have vested (which would not have added any value on September 30, 2007 because all of Mr. Kamil's options were already exercisable on that date regardless of this provision); (iii) he would have had the right to receive a cash payment equal to the "spread" on all outstanding stock options (see "—Outstanding Equity Awards at Fiscal Year End"); and (iv) he would have been entitled to a payment sufficient to offset the effects of any Excise Tax (which would have been $0 because Mr. Kamil would not have been subject to such Excise Tax).

EXECUTIVE OFFICERS OF THE REGISTRANT

        The Company's executive officers of NBTY, all of whom are U.S. citizens, and their ages as of January 10, 2008, are as follows:

Name	Age	Position	Commenced term of office as Officer
Scott Rudolph	50	Chairman of the Board and Chief Executive Officer	1986
Harvey Kamil	63	President and Chief Financial Officer	1982
James P. Flaherty	50	Senior Vice President—Marketing and Advertising	1988
Hans Lindgren	47	Senior Vice President—Operations and Corporate Secretary	2008
John Leahy	54	Senior Vice President—Wholesale Business	2008

        Certain information regarding Messrs. Kamil, Flaherty, Lindgren and Leahy, including each of their principal occupations during the past five years and current directorships, is set forth below. See "Information as to Director Nominees" above for additional information regarding Mr. Rudolph. Unless indicated otherwise, all executive officers have had the indicated principal occupations for the past five years.

        Harvey Kamil is the President and Chief Financial Officer of the Company. He serves on the Board of Directors of the Council for Responsible Nutrition and on the Board of Directors of the National Nutritional Food Association. He joined the Company in 1982.

        James P. Flaherty is the Senior Vice President—Marketing and Advertising. He joined the Company in 1979.

        Hans Lindgren is the Senior Vice President—Operations and Corporate Secretary, effective January 1, 2008. He has been involved in various aspects of the Company's operations since joining the Company in 1992. Mr. Lindgren is Scott Rudolph's brother-in-law.

        John Leahy is the Senior Vice President—Wholesale Business, effective January 1, 2008. He has been involved in the Company's Wholesale and International operations since joining the Company in July 2006. Before joining the Company, Mr. Leahy was President—International/Corporate Sales Division of Playtex Products, Inc., where he worked for 23 years.

REPORT OF THE AUDIT COMMITTEE

        The following is the report of the Audit Committee with respect to the Company's audited financial statements for the 2007 Fiscal Year.

        The Audit Committee has reviewed and discussed the Company's audited financial statements for the 2007 Fiscal Year with management. The Audit Committee also has discussed with PricewaterhouseCoopers LLP, the Company's independent registered public accountants for the 2007 Fiscal Year, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as modified or supplemented, which includes, among other items, matters related to the conduct of the audit of the Company's financial statements. The Audit Committee also has received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, as modified or supplemented, which relates to the accountant's independence from the Company and its related entities, and has discussed with PricewaterhouseCoopers LLP their independence from the Company.

        The Audit Committee acts pursuant to the Audit Committee Charter. Each member of the Audit Committee qualifies as an "independent" Director under the current listing standards of the NYSE, where the Common Stock is listed.

        PricewaterhouseCoopers LLP served as the Company's independent registered public accountants for the 2007 Fiscal Year. As stated in Proposal 3, the Board has selected PricewaterhouseCoopers LLP to serve as the Company's independent registered public accountants for the 2008 Fiscal Year.

        PricewaterhouseCoopers LLP audit services during the 2007 Fiscal Year consisted of the examination of the Company's financial statements and services related to the Company's filings with the SEC. All fees paid to PricewaterhouseCoopers LLP and all services provided by PricewaterhouseCoopers LLP during the 2007 Fiscal Year were reviewed, considered for independence and approved by the Audit Committee.

Audit Fees

        Aggregate fees billed to the Company for the 2007 Fiscal Year and the 2006 Fiscal Year represent the fees either accrued or paid to PricewaterhouseCoopers LLP.

Type of Fee	Fiscal 2007	Fiscal 2006
Audit Fees	$2,302,000	$2,900,000
Audit Related Fees	—	178,000
Tax Fees	113,000	100,000
All Other Fees	35,000	—

Total	$2,450,000	$3,178,000

  Audit Fees

        For the 2007 Fiscal Year, aggregate fees, including out-of-pocket expenses, were for professional services rendered by PricewaterhouseCoopers LLP in connection with (i) the integrated audit of the Company's consolidated financial statements and internal control over financial reporting as of and for the year ended September 30, 2007 and statutory audits of the financial statements of the Company's affiliates, and (ii) reviews of the Company's unaudited condensed consolidated interim financial statements as of December 31, 2006, March 31, 2007 and June 30, 2007.

        For the 2006 Fiscal Year, aggregate fees, including out-of-pocket expenses, were for professional services rendered by PricewaterhouseCoopers LLP in connection with (i) the integrated audit of the Company's consolidated financial statements and internal control over financial reporting as of and for the year ended September 30, 2006, including statutory audits of the financial statements of the Company's affiliates, and of its internal control over financial reporting as of September 30, 2006, (ii) reviews of the Company's unaudited condensed consolidated interim financial statements as of

December 31, 2005, March 31, 2006 and June 30, 2006; and (iii) reviews in connection with the Company's registration statements.

  Audit-Related Fees

        No audit-related fees were paid to PricewaterhouseCoopers LLP during the 2007 Fiscal Year.

        For the 2006 Fiscal Year, aggregate fees, including out-of-pocket expenses, were for professional services rendered by PricewaterhouseCoopers LLP related to due diligence audits in connection with acquisitions.

  Tax Fees

        For the 2007 Fiscal Year, aggregate fees, including out-of-pocket expenses, were for professional services rendered by PricewaterhouseCoopers LLP in connection with tax compliance and advice for the year ended September 30, 2007. Tax services included U.S. and foreign tax compliance assistance, consultation and advice on various foreign matters.

        For the 2006 Fiscal Year, aggregate fees, including out-of-pocket expenses, were for professional services rendered by PricewaterhouseCoopers LLP in connection with tax compliance and advice for the year ended September 30, 2006. Tax services included U.S. and foreign tax compliance assistance, consultation and advice on various foreign tax matters.

  All Other Fees

        For the 2007 Fiscal Year, aggregate fees, including out-of-pocket expenses were for professional services rendered by PricewaterhouseCoopers LLP in connection with litigation support.

        No fees were paid to PricewaterhouseCoopers LLP during the year ended September 30, 2006 for any other professional services.

Procedures for Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

        The Charter for the Audit Committee of the Board provides that the Audit Committee pre-approve, on an annual basis, the audit, audit-related, tax and other non-audit services to be rendered by the Company's accountants based on historical information and anticipated requirements for the following fiscal year. The Audit Committee must pre-approve specific types or categories of engagements constituting audit, audit-related, tax and other non-audit services as well as the range of fee amounts corresponding to each such engagement. During the 2007 Fiscal Year, the Audit Committee approved all fees for audit, audit-related and tax services rendered to the Company under this policy.

        Based on the review and discussion referred to above, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the 2007 Fiscal Year for filing with the SEC.

AUDIT COMMITTEE
Michael L. Ashner, Chairman Neil H. Koenig Peter J. White

PROPOSAL 2.

APPROVAL OF THE NBTY, INC. EXECUTIVE BONUS PLAN

General

        On December 19, 2007, upon the recommendation of our Compensation Committee, our Board unanimously approved the adoption of the Executive Bonus Plan, subject to approval by our stockholders at the Meeting. If the Executive Bonus Plan is not approved by stockholders, no amounts will be payable under the Executive Bonus Plan.

        We are submitting the Executive Bonus Plan to stockholders for their approval so that payments of bonuses under the Executive Bonus Plan will be tax-deductible as "qualified performance-based compensation," as defined in Code Section 162(m). Code Section 162(m) limits the deductibility of compensation in excess of $1 million paid by a publicly traded corporation to certain "covered employees" in any taxable year, unless the compensation is "qualified performance-based compensation." Notwithstanding the adoption or rejection of the Executive Bonus Plan and its submission to stockholders, NBTY reserves the right to pay its executives, including participants in the Executive Bonus Plan, amounts which may or may not be deductible under Code Section 162(m) or other provisions of the Code.

Summary of the Executive Bonus Plan

        The following summary of the material terms of the Executive Bonus Plan is qualified in its entirety by reference to the complete text of the Executive Bonus Plan, which is attached as Annex A to this Proxy Statement.

Overview

        The intent of the Executive Bonus Plan is to attract, retain and motivate selected executive officers of NBTY and its affiliates to promote NBTY's long-term growth and profitability, while at the same time resulting in "performance-based compensation" under Section 162(m) of the Code to the covered employees. Individuals will be designated as participants in the Executive Bonus Plan for a performance period, which can be one full fiscal year or any portion of a fiscal year (each a "performance period"). As discussed in greater detail below, executive officers who are designated as participants in the Executive Bonus Plan will be paid a bonus based upon the level of attainment of pre-established, objective performance goals during the performance period, subject to the Compensation Committee's right to reduce the amount of such bonus even if the performance goals have been attained.

Administration

        The Executive Bonus Plan generally will be administered by a committee of the Board made up of at least two directors, each of whom is an "outside director" within the meaning of Section 162(m) of the Code. Unless otherwise determined by the Board, our Compensation Committee will administer the Executive Bonus Plan.

        The Board (or a duly authorized committee) may terminate or amend the Executive Bonus Plan at any time, except that any amendment that would require stockholder approval for any bonus to be paid under the Executive Bonus Plan to qualify as "performance-based compensation" under Section 162(m) of the Code will not be effective without the approval of stockholders. In addition, no bonuses will be paid under the Executive Bonus Plan with respect to performance periods that begin after September 30, 2012, unless the stockholders re-approve the plan.

Eligibility and Participation

        The Compensation Committee may designate up to five executive officers of the Company and its affiliates as participants in the Executive Bonus Plan for any performance period. Subject to the approval of the Executive Bonus Plan by our stockholders at the Meeting, the Compensation

Committee designated two executive officers, Mr. Rudolph, our Chairman and CEO, and Mr. Kamil, our President and Chief Financial Officer, to participate in the Executive Bonus Plan for the initial performance period, which began on October 1, 2007 and will end on September 30, 2008. In connection with the commencement of each subsequent performance period, the Compensation Committee will designate the executive officers to participate in the Executive Bonus Plan.

        In its discretion, the Compensation Committee may add participants to, or remove participants from, the Executive Bonus Plan at any time during a performance period or otherwise, except that no participant may be added after the 90th day after the beginning of a performance period (or otherwise at a time that is not consistent with Treasury Regulations under Section 162(m) of the Code) and no more than five executive officers may be designated as participants in the Executive Bonus Plan in any performance period.

Performance Goals

        The Compensation Committee will establish the objective performance goals for each performance period. At the same time the performance goals are established, the Compensation Committee will prescribe a formula to determine the amount of the bonus that may be payable based upon the level of attainment of the performance goals during the performance period. The maximum bonus under this formula will be equal to 200% of the participant's annual base salary on the first day of the performance period and the target bonus under this formula will be equal to 100% of the participant's annual base salary on the first day of the performance period.

        The performance goals will be based on one or more of the following business criteria with regard to the Company and its affiliates (or a subsidiary, division, other operational unit or administrative department of the Company) as specified by the Compensation Committee:

  •
  enterprise value or value creation targets;

  •
  after-tax or pre-tax profits or net income, including that attributable to continuing or new operations;

  •
  operational cash flow or earnings before income tax or other exclusions;

  •
  reduction of, or limiting the level of increase in, all or a portion of the Company's indebtedness, or those of its affiliates;

  •
  earnings per share or earnings per share from continuing operations;

  •
  return on capital employed (including return on invested capital or return on committed capital);

  •
  after-tax or pre-tax return on stockholder equity;

  •
  market share;

  •
  the fair market value of the shares of the Common Stock;

  •
  the growth in the value of an investment in the Common Stock assuming the reinvestment of dividends;

  •
  reduction of, or limiting the level of or increase in, all or a portion of controllable expenses or costs or other expenses or costs; or

  •
  economic value added targets based on a cash flow return on investment formula.

        In addition, performance goals may be based upon the attainment of specified levels of the Company's or its affiliates' performance (or that of any subsidiary, division, other operational unit or administrative department of the Company) under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under Section 162(m) of the Code, the Compensation Committee may (i) designate additional business criteria on which the performance goals may be based, or (ii) adjust, modify or amend the aforementioned business criteria.

Bonus Awards

        Following the completion of each performance period, the Compensation Committee will calculate each participant's bonus amount based on the level of attainment of the performance goals and the pre-set formula. The Compensation Committee may reduce, but not increase, the bonus payable to any participant as it deems appropriate in its discretion regardless of the level of attainment of the performance goals. In no event will any participant be paid a bonus in excess of $4 million in any performance period. In addition, following the completion of each performance period and before any bonus payment, the Compensation Committee will certify in writing whether the performance goals for that performance period have been met, and, if they have been met, certify the amount of the applicable bonus.

        Each bonus under the Executive Bonus Plan will be payable, as determined by the Compensation Committee, in cash or in the form of an equity-based award of equivalent value, or a combination of cash and equity. If restricted stock units, restricted shares of Common Stock or unrestricted shares of Common Stock are granted, such awards will be valued based on the closing price of the Common Stock on the day before the day such grant was made and will vest in full within one year of the grant date (subject to continued active employment). The cash portion (if any) of a participant's bonus will be paid by March 15th in the fiscal year after the fiscal year in which the performance period in which it is earned is completed, generally at such time as bonuses are paid for the relevant fiscal year, but not before the Compensation Committee certifies that the performance goals for such performance period were met. Any equity-based award forming part of a bonus under the Executive Bonus Plan will be subject to such terms and conditions (including, subject to the limitation discussed above, vesting requirements) as the Compensation Committee (or other appropriate administrative committee) may determine. If a participant's employment with the Company and its affiliates terminates for any reason before the end of a performance period, the participant will not be entitled to any bonus (although this is not a limitation on the Company's ability to pay severance under an employment agreement, a severance plan or agreement or a similar agreement).

New Plan Benefits

        Subject to the approval of the Executive Bonus Plan by our stockholders at the Meeting, the Compensation Committee designated Messrs. Rudolph and Kamil as participants in the Executive Bonus Plan for the performance period of October 1, 2007 through September 30, 2008. The amount of each participant's bonus will be subject to the attainment of performance goals set by the Compensation Committee and will be subject to the Compensation Committee's right to reduce such amount as described above. As a result, we cannot determine the exact amount that will be payable under the Executive Bonus Plan to any participant for the initial performance period.

        Moreover, because the Compensation Committee can reduce each participant's bonus determined under the Executive Bonus Plan by any amount in its discretion, we cannot determine the amount that would have been paid to any person under the Executive Bonus Plan had it been in effect in the 2007 Fiscal Year. We believe that, if the Executive Bonus Plan had been in effect for the 2007 Fiscal Year, then the total compensation of the participants would not have been materially different from their actual compensation. See the "Compensation Discussion and Analysis" for a discussion of how the Compensation Committee will determine bonus compensation for the 2007 Fiscal Year for Messrs. Rudolph and Kamil and the "Summary Compensation Table" for other compensation amounts the Company actually paid to Messrs. Rudolph and Kamil with respect to the 2007 Fiscal Year.

Vote Required for Approval of the Executive Bonus Plan

        Under our By-Laws, stockholder approval of the Executive Bonus Plan requires the affirmative vote of a majority of the votes present and entitled to vote at the Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL
OF THE EXECUTIVE BONUS PLAN.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The Audit Committee has selected PricewaterhouseCoopers LLP to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 2008. PricewaterhouseCoopers LLP has been the Company's independent auditors since February 10, 2006 and previously until March 19, 2004. Between March 19, 2004 and February 10, 2006, Deloitte & Touche LLP was the Audit Firm engaged by the Company, although they did not function as the Company's independent auditors with respect to any period ending after September 30, 2005.

        During the two most recent fiscal years, the reports on the Company's financial statements did not contain an adverse opinion or disclaimer of opinion, nor were these reports qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years and any subsequent period, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. During that time, none of the events listed in Item 304(a)(1)(v) of Regulation S-K occurred, and the Company did not consult with PricewaterhouseCoopers LLP prior to its engagement on either of the matters referred to in Item 304(a)(2) of Regulation S-K.

        A representative of PricewaterhouseCoopers LLP will be present at the Meeting, will have an opportunity to make a statement if the representative so desires, and will be available to respond to appropriate questions from stockholders.

        Additional information regarding fees paid to PricewaterhouseCoopers LLP can be found in the "Report of the Audit Committee" beginning on page 21.

Vote Required for Ratification of Appointment of Independent Auditors

        Stockholder approval is not required for the appointment of PricewaterhouseCoopers LLP because the Audit Committee has the sole responsibility for selecting auditors. However, the appointment is being submitted for ratification at the Meeting. No determination has been made as to what action the Audit Committee will take if stockholders do not ratify the appointment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act, requires the Company's Directors, executive officers, and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Directors, executive officers and greater than 10% stockholders are required by the SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file with the SEC.

        Based solely on the Company's review of the copies of the SEC filings it has received, or written representations from certain reporting person that no Forms 5 were required for these persons, the Company believes that, except as indicated below, all its Directors, executive officers and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to the 2007 Fiscal Year. Peter J. White, a current member of the Board, filed a late Form 4 on August 29, 2007 for shares of Common Stock purchased on August 24, 2007. Glenn Cohen, a current member of the Board, filed a late Form 4 on September 12, 2007 for shares of Common Stock sold on August 31, 2007.

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

        The Company has adopted a Code of Ethics for its directors, officers and employees, including its senior financial officers and CEO. The Code of Ethics is available on the Company's website, www.nbty.com. The Company also will provide a copy of the Code of Ethics to any person upon written request made to the Secretary of the Company at the Company's headquarters. It is the Company's intention to disclose any waivers of, or amendments to, the Code of Ethics on its web site, www.nbty.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures for Review, Approval or Ratification of Related Person Transactions

        Our Code of Ethics requires our Directors, officers and employees to act in the best interests of the Company, regardless of personal relationships. To avoid actual or perceived conflicts of interests, the Board reviews transactions involving more than $120,000 and in which any of the following persons had, has or will have, a direct or indirect material interest:

  •
  any Director, nominee for Director, or executive officer;

  •
  any person we know beneficially owns more than 5% of our Common Stock;

  •
  any immediate family member of any Director, Director nominee, executive officer or 5% beneficial owner; and

  •
  any entity in which any such person is employed or has a 5% or greater beneficial interest, or of which any such person is a partner or principal (or holds a similar position).

        The Board (excluding the interested Director, if any) is responsible to review and approve these transactions. The relationships disclosed under "Relationships and Transactions" below reflect renewals of long-standing relationships. Except as disclosed below, no transactions required review during the 2007 Fiscal Year, and no proposed transactions are currently being considered.

        The Board will approve only those transactions that are in, or are not inconsistent with, the best interests of the Company.

Relationships and Transactions

        The Company has had, and in the future may continue to have, business transactions with individuals and firms affiliated with certain of the Company's Directors and executive officers. Each such transaction has been in the ordinary course of the Company's business.

        During the 2007 Fiscal Year, the following transactions occurred:

  A.
  Gail Radvin, Inc., a corporation wholly-owned by Gail Radvin, received commissions from the Company totaling approximately $687,000 on account of sales in certain foreign countries. Gail Radvin is the sister of Arthur Rudolph, a Director of the Company, and the aunt of Scott Rudolph, Chairman and Chief Executive Officer of the Company.

  B.
  The Company paid $450,000 to Rudolph Management Associates, Inc., under the Consulting Agreement between the Company and Rudolph Management Associates, Inc. In addition, under the Consulting Agreement, Arthur Rudolph received certain welfare and fringe benefits provided to other executives of the Company (the aggregate value of these benefits was $38,788). Arthur Rudolph, a Director of the Company and the father of Scott Rudolph, is the President of Rudolph Management Associates, Inc. See "Compensation of Outside Directors" above.

  C.
  Certain members of the immediate families (as defined in Item 404 of Regulation S-K) of Arthur Rudolph, Scott Rudolph and Michael C. Slade (each a Director of the Company) are employed by the Company. During the 2007 Fiscal Year, these immediate family members received aggregate compensation and fringe benefits from the Company totaling approximately $1,419,630 for services rendered by them as associates of the Company.

  D.
  One Vitamin World store leases approximately 1,500 square feet of retail space in a shopping mall that is owned by an entity in which members of Mr. Garabedian's extended family have an aggregate 35% income interest. The lease expires in October 2010. During the 2007 Fiscal Year, aggregate payments of base rent (approximately $75,000), additional rent (including a pro-rata portion of real estate taxes), and all other charges under this lease were approximately $122,000.

EXPENSES OF SOLICITATION

        All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies and voting instruments may be solicited by Directors, officers and associates of the Company in person or by internet, telephone or other means of communication. American Stock Transfer & Trust Company ("AST") is the Company's transfer agent, and as part of the Company's annual fee and services arrangement with AST, AST assists in the solicitation and distribution of proxies at no additional charge. AST will be reimbursed for its out-of-pocket expenses in connection with such services. The Company's Directors, officers and associates will not be compensated additionally, but may be reimbursed for reasonable out-of-pocket expenses incurred by them in connection with such solicitation. Arrangements also will be made with brokers, custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such brokers, custodians, nominees and fiduciaries. The Company will reimburse such brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

PROCEDURE FOR SUBMITTING STOCKHOLDER PROPOSALS

        Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company's proxy statement and proxy and for consideration at the next Annual Meeting of its stockholders by submitting their proposals to the Company in a timely manner. To be so included for the next Annual Meeting, stockholder proposals must be received by the Company no later than September 18, 2008 and must otherwise comply with the requirements of Rule 14a-8. In addition, the Company's Amended and Restated By-Laws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company's proxy statement, to be brought before an Annual Meeting of Stockholders. To be timely, stockholder's notice must be delivered to, or mailed by registered or certified mail, return receipt requested, and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days before the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that, if less than 70 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. If a stockholder who has notified the Company of his or her intention to present a proposal at an Annual Meeting does not appear or send a qualified representative to present his or her proposal at such meeting, the Company need not present the proposal for a vote at such meeting.

OTHER MATTERS

        The Board knows of no other matters that will be presented for consideration at the Meeting. If any other matters are properly brought before the Meeting, it is the intention of the persons named in the proxy to vote on such matters in accordance with their best judgment.

        A copy of the Company's Annual Report on Form 10-K for the 2007 Fiscal Year, as filed with the Securities and Exchange Commission, is available to stockholders together with this Proxy Statement at www.nbty.com by clicking on the proxy link, and also may be obtained by stockholders without charge by written request to our Secretary at the Company's headquarters.

BY ORDER OF THE BOARD OF DIRECTORS,

Scott Rudolph Chairman of the Board and Chief Executive Officer

Bohemia, New York
January 16, 2008

Annex A

NBTY, INC.
Executive Bonus Plan

        Section 1.    Purposes.    The purpose of the NBTY, Inc. Executive Bonus Plan (the "Plan") is to attract, retain and motivate selected executive officers of NBTY, Inc. ("NBTY") and its subsidiaries and affiliates (together with NBTY, and their and its successors and assigns, the "Company") in order to promote the Company's long-term growth and profitability. It is intended that any Bonus (as defined in Section 5(c)) payable under this Plan be considered "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder, and this Plan shall be limited, construed and interpreted accordingly.

        Section 2.    Administration.

        (a)    General.    Subject to Section 2(d), this Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors of NBTY (the "Board"), whose members shall serve at the pleasure of the Board. The Committee at all times shall be composed of at least two directors of NBTY, each of whom is an "outside director" within the meaning of Section 162(m) of the Code and Treasury Regulation Section 1.162- 27(e)(3). Unless otherwise determined by the Board, the Committee shall be the Compensation and Stock Option Committee of the Board.

        (b)    Role of the Committee.    The Committee shall have complete control over the administration of this Plan, and shall have the authority in its sole and absolute discretion to: (i) exercise all of the powers granted to it under this Plan, including designating individuals as participants in this Plan in accordance with Section 4 and establishing Performance Goals (as defined in Section 5(a)) in accordance with Section 5(a); (ii) construe, interpret and implement this Plan; (iii) prescribe, amend and rescind rules and regulations relating to this Plan, including rules and regulations governing its own operations; (iv) make all determinations and take all actions necessary or advisable in administering this Plan (including, without limitation, calculating the size of the Bonus payable to each Participant (as defined in Section 4(a)) and certifying the attainment of Performance Goals); (v) correct any defect, supply any omission and reconcile any inconsistency in this Plan; and (vi) amend this Plan to reflect changes in or interpretations of applicable law, rules or regulations.

        (c)    Procedures; Decisions Final.    Actions of the Committee shall be made by the vote of a majority of its members. The determination of the Committee on all matters relating to this Plan and any amounts payable thereunder shall be final, binding and conclusive on all parties.

        (d)    Delegation.    The Committee may allocate among its members and may delegate some or all of its authority or administrative responsibility to such individual or individuals who are not members of the Committee as it shall deem necessary or appropriate; provided, however, the Committee may not delegate any of its authority or administrative responsibility hereunder if such delegation would cause any Bonus payable under this Plan not to be considered "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code and the regulations thereunder, and any such attempted delegation shall not be effective and shall be void ab initio.

        (e)    No Liability.    No member of the Board or the Committee or any employee of the Company (each such person a "Covered Person") shall have any liability to any person (including, without limitation, any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to this Plan or any Bonus. Each Covered Person shall be indemnified and held harmless by NBTY against and from any loss, cost, liability or expense (including attorneys' fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under this Plan and against and from any and all amounts paid by such Covered Person, with NBTY's approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that NBTY shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once NBTY gives notice of its intent to assume the defense, NBTY shall have sole control over such defense with counsel of NBTY's choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person's bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of, and shall not be deemed to limit or modify, any other rights of indemnification or the advancement of expenses to which Covered Persons may be entitled under NBTY's Restated Certificate of Incorporation or Amended and Restated Bylaws, as a matter of law, or otherwise, or any other power that NBTY may have to indemnify such persons or hold them harmless.

        Section 3.    Performance Period.    This Plan shall operate for successive periods (each a "Performance Period"). The first Performance Period shall commence on October 1, 2007 and shall terminate on September 30, 2008. Thereafter, each Performance Period shall be one full fiscal year and/or portions of fiscal years to the extent consistent with Treasury Regulation Section 1.162-27(e)(2), as determined by the Committee.

        Section 4.    Eligibility and Participation.

        (a)    Participants.    Prior to the 90th day after the beginning of the Performance Period, or otherwise in a manner not inconsistent with Treasury Regulation Section 1.162- 27(e)(2) (the "Participation Date"), the Committee shall designate up to five (5) executive officers of the Company who shall participate in this Plan for each Performance Period (the "Participants").

        (b)    Changes During a Performance Period.    Except as provided below, the Committee shall have the authority at any time (i) during the Performance Period to remove Participants from this Plan for that Performance Period and (ii) prior to the Participation Date (or otherwise in a manner not inconsistent with Treasury Regulation Section 1.162-27(e)(2)) to add Participants to this Plan for a particular Performance Period, provided that there shall not be more than five (5) Participants in this Plan in any Performance Period.

        Section 5.    Bonus Amounts.

        (a)    Establishment of Performance Goals and Formula.    The Committee shall establish the objective performance goals (the "Performance Goals") for a Performance Period in writing while the outcome of the Performance Goals are substantially uncertain and no more than 90 days after the commencement of the Performance Period or, if the Performance Period is less than 360 days, the number of days that is equal to 25% of the days in the Performance Period. At the same time the Performance Goals are established, the Committee shall prescribe a formula to determine the amount of the bonus which may be payable based upon the level of attainment of the Performance Goals during the Performance Period (with the maximum bonus under this formula being equal to 200% of the Participant's annual base salary on the first day of the Performance Period and the target bonus under this formula being equal to 100% of the Participant's annual base salary on the first day of the Performance Period).

        (b)    Performance Goals.    The Performance Goals shall be based on one or more of the following business criteria with regard to the Company (or a subsidiary, division, other operational unit or administrative department of NBTY): (i) the attainment of certain levels of, or a specified increase in, enterprise value or value creation targets; (ii) the attainment of certain levels of, or a percentage increase in after-tax or pre-tax profits or net income, including without limitation that attributable to continuing and/or other operations; (iii) the attainment of certain levels of, or a specified increase in, operational cash flow or earnings before income tax or other exclusions; (iv) the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of the Company's bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee; (v) the attainment of certain levels of, or a specified percentage increase in, earnings per share, earnings per diluted share or earnings per share from continuing operations; (vi) the attainment of certain levels of, or a specified increase in, return on capital employed (including, without limitation, return on invested capital or return on committed capital); (vii) the attainment of certain levels of, or a percentage increase in, return on stockholder equity; (viii) the attainment of certain levels of, or a percentage increase in, market share; (ix) the attainment of certain levels of, or a percentage increase in, the fair market value of the shares of NBTY common stock; (x) the growth in the value of an investment in NBTY common stock assuming the reinvestment of dividends; (xi) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level of or increase in, all or a portion of controllable expenses or costs or other expenses or costs (including selling, general and administrative expenses or costs (excluding advertising) as a percentage of sales); or (xii) the attainment of certain levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula.

        In addition, Performance Goals may be based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit or administrative department of NBTY) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under Section 162(m) of the Code, but only to the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may: (i) designate additional business criteria on which the Performance Goals may be based or (ii) adjust, modify or amend the aforementioned business criteria.

        The Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect.

        (c)    Calculation of Bonus.    Following the completion of each Performance Period, the Committee shall calculate each Participant's bonus amount based on the level of attainment of the Performance Goals and the pre-set formula. Notwithstanding anything to the contrary in this Plan, the Committee may, in its sole discretion, reduce the bonus amount for any Participant for a particular Performance Period regardless of the level of attainment of the Performance Goals at any time prior to the payment of bonuses to Participants pursuant to Section 6 (a Participant's bonus amount for each Performance Period, as so reduced, the "Bonus").

        (d)    Maximum Bonus.    Notwithstanding anything to the contrary in Section 5(c), under no circumstances shall the Bonus payable to any single Participant for any Performance Period exceed $4 million.

        (e)    Certification.    Following the completion of each Performance Period and prior to any Bonus payment, the Committee shall certify in writing whether the Performance Goals for such Performance Period have been met and, if they have, certify the amount of the applicable Bonus.

        (f)    Termination During a Performance Period.    If a Participant's employment with the Company terminates for any reason before the end of a Performance Period, the Participant shall not be entitled to any Bonus under this Plan.

        Section 6.    Payment of Bonus Amount.    Each Participant's Bonus shall be payable by the Company, in the discretion of the Committee, in cash and/or an NBTY equity-based award of equivalent value (provided that in determining the number of NBTY restricted stock units, restricted shares of NBTY common stock or unrestricted shares of NBTY common stock that is equivalent to a dollar amount, that dollar amount shall be divided by the closing price of NBTY common stock on the day before such grant (with fractional shares being rounded to the nearest whole share)) that is scheduled to vest in full within one year of the grant date (subject to continued active employment). The cash portion of the Bonus (i) shall be paid by March 15th in the fiscal year after the fiscal year in which the Performance Period in which they are earned is completed, generally at such time as bonuses are paid by NBTY for the relevant fiscal year, but not before the Committee certifies in writing that the Performance Goals for such Performance Period were met, unless otherwise determined pursuant to Section 7(n) and (ii) shall be paid in U.S. dollars. Any equity-based award shall be subject to such terms and conditions (including, subject to this Section 6, vesting requirements) as the Committee and the administrative committee of the plan under which such equity-based award is granted may determine.

        No Participant shall have any right to payment of any amounts under this Plan unless and until the Committee determines the amount of such Participant's Bonus, that such Bonus shall be paid and the method and timing of its payment.

        Section 7.    General Provisions.

        (a)    Amendment, Termination, etc.    The Board (or a duly authorized committee) reserves the right at any time and from time to time to modify, alter, amend, suspend, discontinue or terminate this Plan, including in any manner that adversely affects the rights of Participants. No amendment that would require stockholder approval in order for any Bonus to be paid pursuant to this Plan to constitute "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code shall be effective without the approval of the stockholders of NBTY as required by Section 162(m) of the Code and the regulations thereunder.

        (b)    Nonassignability.    No rights of any Participant (or of any beneficiary pursuant to this Section 7(b)) under this Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of (including through the use of any cash-settled instrument), either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent and distribution. Any sale, exchange, transfer, assignment, pledge, hypothecation or other disposition in violation of the provisions of this Section 7(b) shall be void and shall not be recognized or given effect by the Company.

        (c)    Plan Creates No Employment Rights.    Nothing in this Plan shall confer upon any Participant the right to continue in the employ of the Company for the Performance Period or thereafter or affect any right which the Company may have to terminate such employment.

        (d)    Choice of Forum.

        (1)    Jurisdiction.    The Company and each Participant, as a condition to such Participant's participation in this Plan, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in Wilmington, Delaware over any suit, action or proceeding arising out of or relating to or concerning this Plan. The Company and each Participant, as a condition to such Participant's participation in this Plan, acknowledge that the forum designated by this Section 7(d) has a reasonable relation to this Plan and to the relationship between such Participant and the Company. Notwithstanding the foregoing, nothing herein shall preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Section 7(d).

        (2)    Acceptance of Jurisdiction.    The agreement by the Company and each Participant as to forum is independent of the law that may be applied in the action, and the Company and each

Participant, as a condition to such Participant's participation in this Plan, (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or such Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 7(d)(l), (iii) undertake not to commence any action arising out of or relating to or concerning this Plan in any forum other than the forum described in this Section 7(d) and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Company and each Participant.

        (3)    Service of Process.    Each Participant, as a condition to such Participant's participation in this Plan, hereby irrevocably appoints the General Counsel of NBTY as such Participant's agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning this Plan, who shall promptly advise such Participant of any such service of process.

        (4)    Confidentiality.    Each Participant, as a condition to such Participant's participation in this Plan, agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in Section 7(d), except that a Participant may disclose information concerning such dispute, controversy or claim to the court that is considering such dispute, controversy or claim or to such Participant's legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).

        (e)    Waiver of Jury Trial.    EACH PARTICIPANT WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS PLAN.

        (f)    Governing Law.    All rights and obligations under this Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

        (g)    Tax Withholding.    In connection with any payments to a Participant or other event under this Plan that gives rise to a federal, state, local or other tax withholding obligation relating to this Plan (including, without limitation, FICA tax), (i) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to such Participant whether or not pursuant to this Plan or (ii) the Committee shall be entitled to require that such Participant remit cash (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

        (h)    Severability.    If any of the provisions of this Plan is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

        (i)    No Third Party Beneficiaries.    This Plan shall not confer on any person other than the Company and any Participant any rights or remedies hereunder.

        (j)    Successors and Assigns.    The terms of this Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns and each permitted successor or assign of each Participant as provided in Section 7(b).

        (k)    Plan Headings.    The headings in this Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

        (l)    Construction.    In the construction of this Plan, the singular shall include the plural, and vice versa, in all cases where such meanings would be appropriate.

        (m)    Plan Subject to Stockholder Approval.    This Plan is adopted subject to the approval of the stockholders of NBTY at the Company's 2008 Annual Meeting of Stockholders in accordance with Section 162(m)(4)(C) of the Code and Treasury Regulation Section 1.162-27(e)(4), and no Bonus shall be payable hereunder absent such stockholder approval. In addition, no further Bonuses shall be paid under this Plan with respect to Performance Periods that begin after September 30, 2012 unless the stockholders of NBTY re-approve this Plan.

        (n)    Section 409A of the Code.    To the extent applicable, this Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any payment to be made to a Participant is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. In addition, to the extent that any payment to be made to a Participant in connection with the Participant's separation of service with the Company (within the meaning of Section 409A of the Code) would be subject to the additional tax of Section 409A of the Code, the payment will be delayed until six months after a Participant's termination of service (within the meaning of Section 409A of the Code) with the Company (or earlier death, disability or change of control (each within the meaning of Section 409A of the Code)).

        (o)    Term of Plan.    This Plan will continue until suspended or terminated by the Board (or an authorized Committee) in its sole discretion. Any termination of this Plan will be done in a manner that the Committee determines complies with Section 409A of the Code to the extent applicable.

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        IN WITNESS WHEREOF, and as evidence of the adoption of this Plan effective as of December 19, 2007 by NBTY, it has caused the same to be signed by its duly authorized officer this 21st day of December, 2007.

NBTY, INC.
By:	/s/ HARVEY KAMIL Name: Harvey Kamil Title: President and Chief Financial Officer

NBTY, INC.

90 Orville Drive
Bohemia, New York 11716

Annual Meeting of Stockholders to be held on
February 25, 2008 at 10:00 A.M., Local Time

The undersigned hereby appoints Harvey Kamil and Irene Fisher as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all shares of Common Stock of NBTY, Inc. (the “Company”) held of record by the undersigned on January 14, 2008, at the Annual Meeting of Stockholders to be held at 2100 Smithtown Avenue, Ronkonkoma, New York 11779, on February 25, 2008 at 10:00 AM, local time, for the purpose of considering and taking action on the proposals set forth on the reverse side:

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

NBTY, INC.

February 25, 2008

PROXY VOTING INSTRUCTIONS

COMPANY NUMBER

ACCOUNT NUMBER

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
- OR -
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time February 24, 2008.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20233000000000000000 7	022508

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NBTY, INC.
DIRECTORS RECOMMEND: AVOTE FOR ELECTION OF DIRECTORS AND AVOTE FOR PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	Scott Rudolph
Peter J. White
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

		FOR	AGAINST	ABSTAIN
2.	To approve the NBTY, Inc. Executive Bonus Plan.	☐	☐	☐

3.	Ratification of PricewaterhouseCoopers LLP registered public accountants for the fiscal year ending September 30, 2008.	☐	☐	☐

NOTE:	THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership or a limited liability company, please sign in partnership or a limited liability company name, as the case may be, by authorized person.

Important Notice of Availability of Proxy Materials for the Stockholder Meeting of

NBTY, Inc.

To Be Held On:

February 25, 2008

10:00 a.m.

2100 Smithtown Avenue, Bohemia, New York 11779

COMPANY NUMBER

ACCOUNT NUMBER

CONTROL NUMBER

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before 2/12/08.

Please visit www. nbty.com and click on the Proxy link, where the following materials are available for view:

• Notice of 2008 Annual Meeting of Stockholders
• Proxy Statement
• Form of Electronic Proxy Card
• 2007 Annual Report

TO REQUEST MATERIAL:	TELEPHONE: 866-668-8562
E-MAIL: info@amstock.com
WEBSITE: http://www.amstock.com/ProxyServices/ViewMaterials.asp

TO VOTE:

ONLINE: To access your online proxy card, please visit www.nbty.com and click on the Proxy link. Have this notice card available and follow the on-screen instructions. You may enter your voting instructions up until 11:59 PM Eastern Time February 24, 2008.

- OR -
IN PERSON: You may vote your shares in person by attending the Annual Meeting. To obtain directions to attend the annual Meeting, please call the Company’s General Counsel’s office at 631-218-7327.

- OR -
TELEPHONE: To vote by telephone, please visit www.nbty.com to view the materials and to obtain the toll free number to call.
- OR -
MAIL: You may request a card by following the instructions above.

1.	Election of Directors:

	NOMINEES:	Scott Rudolph
Peter J. White

2.	To approve the NBTY, Inc. Executive Bonus Plan.

3.	Ratification of PricewaterhouseCoopers LLP as independent registered public accountants for the fiscal year ending September 30, 2008.

NOTE:	THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Please note that you cannot use this notice to vote by mail.

QuickLinks

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF SCOTT RUDOLPH AND PETER J. WHITE AS CLASS II DIRECTORS.
PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT
EXECUTIVE COMPENSATION
Report of the Compensation Committee
Compensation Discussion and Analysis
SUMMARY COMPENSATION TABLE
EXECUTIVE OFFICERS OF THE REGISTRANT
REPORT OF THE AUDIT COMMITTEE
PROPOSAL 2. APPROVAL OF THE NBTY, INC. EXECUTIVE BONUS PLAN
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE EXECUTIVE BONUS PLAN.
PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2008.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
EXPENSES OF SOLICITATION
PROCEDURE FOR SUBMITTING STOCKHOLDER PROPOSALS
OTHER MATTERS
  Annex A
NBTY, INC. Executive Bonus Plan